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                         MANUFACTURERS INVESTMENT TRUST
                     MULTICLASS PLAN PURSUANT TO RULE 18F-3
                    UNDER THE INVESTMENT COMPANY ACT OF 1940


I.  Background

         This multiclass plan (the "Plan") pertains to the issuance by the Manufacturers Investment Trust (the "Trust") on behalf of the investment portfolios listed on Schedule A hereto (each a "Portfolio") of classes of shares of beneficial interest and is being adopted by the Trust pursuant to Rule 18f-3 under the Investment Company Act of 1940, as amended (the "1940 Act").

II.  Classes

         Each Portfolio may issue four classes of shares: NAV shares, Series I shares, Series II shares and Series III shares (also referred to as "Class R shares"), which shall have the same rights and obligations, except as otherwise indicated in this Plan. Notwithstanding the preceding sentence:

         (i) American Growth Trust, American Blue Chip Income and Growth Trust, American Growth-Income Trust and American International Trust may issue only Series I shares and Series II shares.

         (ii) Money Market Trust B, 500 Index Trust B, International Equity Index Trust B and Bond Index Trust B may issue only NAV shares; and

         (iii) Each Lifestyle Trust1 may also issue Series IIIA shares which shall have the same rights and obligations as NAV shares, Series I shares, Series II shares and Series III shares, except as otherwise indicated in this Plan.

III.  Sales Charges

         Each of NAV, Series I, Series II, Series III and Series IIIA shares are sold at net asset value without a front end sales charge or contingent deferred sales charge.

IV.  Distribution and Service Fees

         Each of Series I shares, Series II shares, Series III shares and Series IIIA shares may pay a distribution and services fee pursuant to a plan adopted pursuant to Rule 12b-1 under the 1940 Act ("Rule 12b-1 Plan").


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     1 The Lifestyle Trusts are: Lifestyle Aggressive 1000 Trust, Lifestyle
     Growth 820 Trust, Lifestyle Balanced 640 Trust, Lifestyle Moderate 460 Trust, and Lifestyle Conservative 280 Trust


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         Series I shares of each Portfolio pay the fee at an annual rate of up to 0.15% of the net assets of the Portfolio attributable to Series I shares (up to 0.35% in the case of the American Growth Trust, American Blue Chip Income and Growth Trust, American Growth-Income Trust and American International Trust).

         Series II shares of each Portfolio pay the fee at an annual rate of up to 0.35% of the net assets of the Portfolio attributable to Series II shares (up to 0.50% in the case of the American Growth Trust, American Blue Chip Income and Growth Trust, American Growth-Income Trust and American International Trust).

         Series III shares of each Portfolio pay the fee at an annual rate of up to 0.50% of the net assets of the Portfolio attributable to Series III shares (up to 0.65% in the case of each Lifestyle Trust).

         Series IIIA shares of each Lifestyle Trust pay the fee at an annual rate of up to 0.65% of the net assets of the Portfolio attributable to Series IIIA shares.


V.  Exchange and Conversion Features

         Neither NAV shares, Series I shares, Series II shares, Series III shares or Series IIIA shares of a Portfolio shall be exchanged for or converted into shares of any class of another Portfolio.

VI.  Allocation of Expenses

         Expenses shall be allocated to the NAV shares, Series I shares, Series II shares, Series III shares and Series IIIA shares of each Portfolio based on the net assets of the Portfolio attributable to shares of each class of shares of the Trust (a "Class"). Notwithstanding the foregoing, "class expenses" shall be allocated to each Class. "Class expenses" for each Portfolio include the fees paid with respect to a Class pursuant to a Rule 12b-1 Plan and other expenses which the Trust's adviser determines are properly allocable to a particular Class. The Trust's adviser shall make such allocations in such manner and utilizing such methodology which it determines are reasonably appropriate. The adviser's determination shall be subject to ratification or approval by the Trustees. The types of expenses which the Trust's adviser may determine are properly allocable to a particular Class include the following:

         (i) printing and postage expenses related to preparing and distributing to the shareholders of a specific Class (or holders of variable contracts funded by Trust shares of such class) materials such as shareholder reports, prospectuses and proxies;

         (ii)     professional fees relating solely to such Class;

         (iii) Trustees' fees, including independent counsel fees, relating specifically to one Class;

         (iv) expenses associated with meetings of shareholders of a particular Class; and

         (v)      blue sky and transfer agency fees.

VI.  Voting Rights


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         All shares of each Portfolio have equal voting rights and will be voted in the aggregate, and not by Class, except that the shares of each Class shall have exclusive voting rights on any matter submitted to shareholders that relates solely to the arrangement of that Class and shall have separate voting rights when any matter submitted to shareholders in which the interests of one Class differ from the interests of any other Class or when voting by class is otherwise required by law.

VII.  Amendments

         No material amendment to this Plan may be made unless it is first approved by a majority of both (i) the full Board of Trustees of the Trust and
(ii) those Trustees who are not interested persons of the Trust, as that term is defined in the 1940 Act.

VIII.  Limitation of Liability

The Agreement and Declaration of Trust of the Trust, dated September 29, 1988, a copy of which together with all amendments thereto is on file in the office of the Secretary of The Commonwealth of Massachusetts, provides that the obligations of this instrument are not binding upon any of the Trustees of the Trust or the shareholders of the Trust individually, but are binding only upon the assets belonging to the Trust, or the particular Portfolio or class of shares of the Trust in question, as the case may be.


ADOPTED SEPTEMBER 21, 2001, AMENDED APRIL 4, 2002, JUNE 26, 2003 AND DECEMBER 13, 2004.


                                   SCHEDULE A

(All Trust portfolios)